Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

SABRE CORPORATION

(Exact Name of Registrant as specified in its charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share	Maximum Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c)	26,333,075	$3.9975	$105,266,467	$110.20 per $1,000,000	$11,600.36

Total Offering Amounts					$105,266,467		$11,600.36

Total Fee Offsets							—

Net Fee Due							$11,600.36

(1)

Represents (i) 14,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Sabre Corporation (the “Registrant”) issuable in connection with equity awards under the Sabre Corporation 2023 Omnibus Incentive Compensation Plan (the “2023 Omnibus Plan”) and (ii) 12,333,075 shares of Common Stock of the Registrant remaining available for issuance under the Sabre Corporation 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”) that are not the subject of outstanding awards as of the effective date of the 2023 Omnibus Plan and which will now be issuable under the 2023 Omnibus Plan.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the $4.10 (high) and $3.895 (low) prices of the Common Stock of the Registrant as reported on NASDAQ on April 28, 2023.